Exhibit 99
                                                                      ----------



Arthur J. Slusark                       Baltimore Gas and Electric Company
Director of Public Information          39 W. Lexington Street
                                        Room 1100
                                        Baltimore, Maryland 21202

                                        410 234-7433 24 hours a day

N e w s
R e l e a s e
                                                                   July 24, 1997
                                                           FOR IMMEDIATE RELEASE



REAL ESTATE WRITE-DOWN AND MILD WEATHER
---------------------------------------
RESULT IN BGE SECOND QUARTER EARNINGS DECLINE
---------------------------------------------


     Baltimore Gas and Electric Company today reported common stock earnings of $7,096,000 for the three months ended June 30, 1997, equivalent to $.05 per common share. This compares with earnings of $52,449,000, or $.36 per share, for the second quarter of 1996. The primary reason for the decline in 1997 second-quarter earnings was a write-down of $32 million after-tax, or $.22 per share, on Piney Orchard, a planned community being developed by BGE subsidiary Constellation Real Estate Group.

     For the six months ended June 30, 1997, earnings on common stock were $71,323,000, equivalent to $.48 per share. This compares with earnings of $143,566,000, or $.97 per share for the six months ended June 30, 1996. The 1997 six-month figures include the $.22 Piney Orchard write- down as well as an $.08 per share write-down on Church Street Station, an entertainment complex in Florida also operated by Constellation Real Estate Group.

                                     (more)

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     Earnings  per  share  for  the  Company's  utility  operations  and for its diversified businesses were as follows:

                       Three Months Ended   Six Months Ended
                            June 30,            June 30,
                            --------            --------

                          1997   1996         1997    1996
                          ----   ----         ----    ----

Utility Operations        $.23    $.26b        $.62   $.83b
Diversified Businesses    (.18)a   .10         (.14)c  .14
                          ----     ---         ----    ---

Total                     $.05    $.36         $.48   $.97
                          ====    ====         ====   ====

Note
----
a Includes the impact of the $.22 per share write-down of the Piney Orchard Planned Community, a real estate project.

b Reflects the $.03 per share disallowance of replacement energy costs incurred during an outage at Calvert Cliffs in 1987.

c Reflects the $.22 per share write-down of the Piney Orchard Planned Community and the $.08 per share write-down for the possible sale of Church Street Station.

     Mild weather conditions during the first half of 1997 that contrasted sharply with the weather experienced during the first six months of 1996 impacted utility earnings. According to George C. Creel, Executive Vice President and Acting Chief Operating Officer, "So far this year, we have had a very mild winter and spring. Unfortunately, the nice weather is not so nice for earnings, especially when compared to our earnings during the first half of 1996 when we experienced intemperate weather conditions." In 1997, there were 35% fewer cooling degree days and 9% fewer heating degree days than in the first half of 1996.

     Total electric sales to customers decreased nearly 5% during the first two quarters of 1997 compared to the same period in 1996. Residential sales decreased more than 10% despite a 1% growth in customers, while commercial and industrial sales each decreased 1%, primarily as a result of the weather.

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     Total gas sales to customers for the first six months of 1997 were 3% below sales during the first half of 1996. Sales to residential gas customers were down 12% and commercial sales decreased 1% as a result of the weather. These decreases were partially offset by 2% customer growth and an 8% increase in industrial sales.

     Earnings from diversified businesses during the first half of 1997 were lower than earnings during the first six months of 1996 as a result of two real estate write-downs. An $.08 per share write-down was taken on Church Street Station during the first quarter and a $.22 per share write-down was taken during the second quarter on Piney Orchard, a 1,525-acre, planned community in Anne Arundel County. Excluding the write-downs, which total $44 million after-tax, Constellation Holdings, Inc. increased earnings $3.9 million. Bruce
M. Ambler, President - Constellation Holdings, said "although the Piney Orchard project is successful operationally, delays in the rebound of the real estate market caused delays in development and sales that drove up our project costs."

     In addition, BGE Home Products & Services contributed $2.3 million to the diversified business earnings.
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               BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
                       Consolidated Financial Information
                                  June 30, 1997

                    (In Thousands, Except Per Share Amounts)



                            Three Months Ended         Six Months Ended
                                 June 30,                  June 30,
                                 --------                  --------

                              1997      1996          1997        1996
                              ----      ----          ----        ----
Revenues:
 Electric                 $498,066  $517,780    $1,015,362  $1,072,224
 Gas                        92,338    93,515       306,046     312,779
 Diversified Businesses    156,032   120,412       312,714     208,034
                           -------   -------       -------     -------
 Total                    $746,436  $731,707    $1,634,122  $1,593,037
                          ========  ========    ==========  ==========

Net Income                 $14,970   $64,553       $87,081    $165,334

Earnings Applicable to
Common Stock                $7,096   $52,449       $71,323    $143,566

Average Common Shares
Outstanding                147,667   147,527       147,667     147,527

Earnings Per Share
of Common Stock

 Utility Operations           $.23      $.26b         $.62        $.83b
 Diversified Businesses       (.18)a     .10          (.14)c       .14
                              ----       ---          ----         ---
 Total                        $.05      $.36          $.48        $.97
                              ====      ====          ====        ====


Note
----
a Includes the impact of the $.22 per share write-down of the Piney Orchard Planned Community, a real estate project.

b Reflects the $.03 per share disallowance of replacement energy costs incurred during an outage at Calvert Cliffs in 1987.

c Reflects the $.22 per share write-down of the Piney Orchard Planned Community and the $.08 per share write-down for the possible sale of Church Street Station.


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